Exhibit 4.9

Novartis AG

Deferred Share Bonus Plan

Adopted by the Board of Directors on January 22, 2014, and amended thereafter with latest adjustments made on December 18, 2025, with effect in relation to awards made on or after that date.

Contents

NOVARTIS AG DEFERRED SHARE BONUS PLAN		2
1.	Purpose of the Plan	2
2.	Determination of Deferred Share Bonus Awards	2
3.	Dividends and Dividend Equivalents	3
4.	Vesting of Deferred Share Bonus Awards	4
5.	Lapse or forfeiture of Deferred Share Bonus Awards	6
6.	Cessation of Employment	6
7.	Corporate events	8
8.	Participant rights and obligations	9
9.	Clawback	9
10.	Tax, social security and other charges	10
11.	Transfer of Deferred Share Bonus Awards	10
12.	Company documents	10
13.	Board’s powers	10
14.	Administration and regulations	11
15.	awards not pensionable etc.	11
16.	Notices	11
17.	Data protection	11
18.	Schedules to the plan	11
19.	Amendment and termination of the plan	12
20.	Compliance with law and articles of incorporation	12
21.	Applicable law	12
22.	Definitions and interpretation	13
SCHEDULE 1 PARTICIPANTS WHO ARE OR BECOME MEMBERS OF THE ECN		17
1.	Application of this Schedule	17
2.	Definitions	17
3.	Lapse or forfeiture of Deferred Share Bonus Awards	17
4.	Cessation of Employment – introduction	17
5.	Leaving in special circumstances	17
SCHEDULE 2 UNITED STATES		19
1.	Application of this Schedule	19
2.	Grant of Deferred Share Bonus Awards – Shares subject to the Plan	19

3.	Definitions	19
4.	Stock Appreciation Rights	19
5.	Consequences of Vesting – Restricted Stock Units	21
6.	Corporate Events	21
7.	Code Section 409A	21
SCHEDULE 3 RETENTION SHARE BONUS AWARDS		22
1.	Application of this Schedule	22
2.	Definitions	22
3.	Determination of Retention Share Bonus Award	22
4.	Determining the number of shares or ADIs subject to a Retention Share Bonus Award	23
5.	Timing of Retention Share Bonus Awards	24
6.	Vesting of Retention Share Bonus Awards	24
7.	Leaving in special circumstances - Retention Share Bonus Awards	24
8.	Change of Control prior to the Vesting Date - Retention Share Bonus Awards	25

NOVARTIS AG DEFERRED SHARE BONUS PLAN

1.	Purpose of the Plan

The purpose of the Plan is to retain Eligible Employees.

2.	Determination of Deferred Share Bonus Awards

2.1	General

The Board may determine that a proportion of the gross amount payable in respect of an Annual Incentive Award will be provided to the Participant in the form of a Compulsory Deferred Share Bonus Award.

2.2	Voluntary Deferred Share Bonus Awards

A Participant may, subject to completing such documentation as the Board may specify from time to time within the time limits specified by the Board, decide to receive up to all of any payment (in increments as determined by the Board) in connection with an Annual Incentive Award (other than that part of the Award that is subject to a Compulsory Deferred Share bonus Award) in the form of a Voluntary Deferred Share Bonus Award.

2.3	Decisions relating to Deferred Share Bonus Awards

In respect of any Deferred Share Bonus Award, the Board shall determine:

(a)	whether the Deferred Share Bonus Award is in respect of Restricted Stock, Restricted Stock Units or SARs;

(b)	where relevant, whether the Deferred Share Bonus Award is in respect of Shares or ADIs;

(c)	whether or not the Deferred Share Bonus Award will carry Dividend Equivalents and, if so, the form of such Dividend Equivalents;

(d)	the latest date by which the Participant must complete a form of acceptance of a Deferred Share Bonus Award;

(e)	if the Deferred Share Bonus Award is a SAR, the base value from which the growth in value is to be measured;

(f)	if the Deferred Share Bonus Award does not comprise Restricted Stock, Restricted Stock Units or SARs, the form, terms and conditions of any such Deferred Share Bonus Award;

(h)	the number of Shares, ADIs or notional shares in the case of SARs to be subject or linked to the Deferred Share Bonus Award (see Rule 2.4 below);

(i)	the Vesting Date or Vesting Dates and any conditions to which the Award is subject;

(j)	whether the Participant is required to sell sufficient Shares to meet Taxation;

(k)	which, if any, Schedules to the Plan will apply to the Award.

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

2.4	Determining the number of Shares or ADIs subject to a Deferred Share Bonus Award

In order to determine the number of Shares or ADIs subject or linked to a Deferred Share Bonus Award, the Board shall:

(a)	divide the relevant cash sum by the Market Value of a Share or ADI (as appropriate) as at the date immediately preceding the Grant Date and then, where necessary, round up to the nearest whole Share or ADI; or

(b)	apply such other method as the Board may determine from time to time.

2.5	Timing of Deferred Share Bonus Awards

Subject to any Dealing Restrictions which prevent Deferred Share Bonus Awards being granted, the Board shall grant such Compulsory Deferred Share Bonus Awards and Voluntary Share Bonus Awards as soon as practicable within the first Grant Period following the expiry of the Performance Period applicable to an Annual Incentive Award.

3.	Dividends and Dividend Equivalents

3.1	Restricted Stock Units and SARs

A Participant holding a Deferred Share Bonus Award of Restricted Stock Units or SARs shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of such an Award unless and until the Shares comprising the Award are transferred to or acquired by the Participant.

3.2	Restricted Stock

The Board in relation to a Deferred Share Bonus Award of Restricted Stock may determine that the Participant must agree to surrender or waive any right to vote, receive dividends or any other rights of a shareholder in respect of such Award.

3.3	Dividend Equivalents

If the Board determines that a Deferred Share Bonus Award carries Dividend Equivalents:

(a)	unless the Board decides otherwise, the number of Shares (or notional Shares if the Deferred Share Bonus Award is a SAR) subject to the Deferred Share Bonus Award will be increased by the number of Shares which could have been acquired by the reinvestment in the purchase of Shares (at the market value of a Share on each relevant dividend payment date) of dividends payable between the Grant Date and the Vesting Date on that number of Shares (or notional Shares) subject to the Deferred Share Bonus Award that Vests; or

(b)	if the Board decides that Dividend Equivalents would not be on a notional reinvestment basis as described in Rule 3.3(a), as soon as practicable after the time a Deferred Share Bonus Award vests in full (and Shares are transferred or acquired or cash is paid to the Participant) the Company shall pay to the Participant (in cash or Shares) (subject to all applicable tax and social security deductions) an amount equal to the aggregate dividends which would have been paid on the Deferred Share Bonus Award (including in respect of notional Shares for Deferred Share Bonus Awards that are SARs) between the Grant Date and the Vesting Date; or

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

(c)	the Board may decide that the Dividend Equivalents may be calculated on any other basis.

For the avoidance of doubt, the amount of a dividend, for these purposes is the amount of the gross dividend before taxes.

For the purposes of this Rule 3, “market value” shall be determined by the Board on each relevant occasion.

A Participant is not entitled to receive Dividend Equivalents with respect to the time period between the Vesting Date and the date that the relevant Shares are transferred to or acquired by him or payment in respect of the Deferred Share Bonus Award is made.

4.	Vesting of Deferred Share Bonus Awards

4.1	General

Vesting of Deferred Share Bonus Awards under the Plan, transfer of Shares or ADIs or payment of cash is subject to any Rules or law that may require otherwise, including Rule 4.5 (dealing restrictions), Rule 4.7 (delivery of Shares or ADIs to a deposit account), Rule 5 (lapse or forfeiture of Awards) and Rule 9 (clawback).

4.2	Normal Vesting

Subject to the exceptions set out in these Rules, Deferred Share Bonus Awards shall Vest on the Vesting Date.

4.3	Consequences of Vesting – Restricted Stock Units

As soon as practicable after the Vesting Date the Company shall transfer the number of Shares (or pay a cash sum if the Board has determined that the RSU is to be settled in cash) in respect of which the Deferred Share Bonus Award has Vested to the Participant.

4.4	Consequences of Vesting – Restricted Stock

On the Vesting Date the restrictions applicable to the relevant Restricted Stock under the Plan shall cease to apply to the extent such Restricted Stock Vests.

4.5	Dealing Restrictions

If the Vesting of a Deferred Share Bonus Award is prevented on any date by a Dealing Restriction, the Deferred Share Bonus Award shall Vest on the first day it is not so prevented.

If the transfer of Shares or ADIs (or payment of cash) on or following the Vesting Date is prevented by a Dealing Restriction, the period for such transfer or payment shall start from the first date on which it is no longer so prevented.

Shares received by a Participant on or following the Vesting Date may be subject to Dealing Restrictions. Subject to any such restrictions, a Participant may sell (or may be required to do so) a sufficient number of such Shares to meet Taxation (as defined in Rule 10 (tax, social security and other charges)).

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

4.6	Fractional entitlements

Any fractional number of Shares which arises for any reason under the Plan shall be aggregated as at the Vesting Date and rounded up to the nearest whole Share (or, in the case of a SAR, notional Share), unless the Board determines otherwise.

4.7	Delivery of Shares or ADIs to a deposit account

Subject to Board determination otherwise, all Shares and ADRs transferred to Participants under the Plan shall be transferred to and registered in one single securities account (Securities Deposit Account) held in trust by such service provider as is nominated from time to time by the Company.

If a Participant Ceases Employment, the Participant must dispose of or if possible transfer from the Securities Deposit Account to a private securities account all of the Shares or ADIs managed by the service provider within the period three months. If that is not done, the service provider will sell all of the Shares at market value without delay on behalf of the Participant or the Participant’s successor and transfer the proceeds less costs of sale to the Participant’s last known salary account and such transfer is in full and final satisfaction.

If a Participant Ceases Employment of the Company due to death, the period within which the Participant’s personal representative or successor in title must dispose of or transfer the Shares is 12 months or such longer period as the Board may determine.

If the Company’s contract with the service provider for administration of the Plan ends in circumstances where the Plan continues, the Company will make arrangements for appropriate services to be provided by another service provider that the Company shall instruct at its sole discretion. In such circumstances, each Participant must give all notices and take all steps necessary to end the trust or custody agreement with the old service provider and appoint a new service provider.

The procedures specified above may be altered and other procedures established by the Board.

4.8	Lock-In Period

Subject to Rule 4.9, the Board may determine or a Participant may elect at any time (in such form as the Board requires) that Shares or ADIs transferred or to be transferred to him under the Plan are or will be held in the Securities Deposit Account for a fixed period of time (the “Lock-In Period”) during which time such a Participant may not alienate such Shares or ADIs or create any security interest in or encumbrance on such Shares except as may be necessary for the proper administration of the Plan.

During the Lock-In Period, the participant is entitled without restriction to the dividend and voting rights associated with the Shares or ADIs the Participant acquired.

4.9	Cash, Share and ADI alternatives

The Board may decide to satisfy a Deferred Share Bonus Award (including any Dividend Equivalents) by:

(a)	paying the Participant a sum equal to the market value (as determined by the Board) of the number of Shares that would otherwise have been transferred to the Participant following the Vesting of that Deferred Share Bonus Award; or

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

(b)	delivering to the Participant ADIs with a value equal to the market value of the number of Shares that would otherwise have been transferred to the Participant following the Vesting of that Deferred Share Bonus Award.

5.	Lapse or forfeiture of Deferred Share Bonus Awards

Subject to Board determination otherwise, Deferred Share Bonus Awards lapse or in the case of Restricted Stock are forfeit on the earlier of the occurrence of any event described in the Rules resulting in forfeiture or lapse of a Deferred Bonus Share Award, including under Rule 6 (Cessation of Employment) and Rule 7 (Corporate events).

In relation to any Award the Participant is required to accept the grant of the Award to him by providing such acceptance via the service provider’s online interface (or in such form as the Board shall determine from time to time) as well as, if required, complete and update the CRS FACTA documentation via the service provider’s online interface at the latest within 6 months after he received the notice of the grant of the Award. The Board may determine that the Participant will be reminded of these prerequisites for participation in the Plan. If a Participant does not provide such acceptance and/or CRS FATCA documentation in time (and, if any, after reminders), any Awards granted shall lapse or, in the case of Restricted Stock, the Shares under that Award shall be forfeited without compensation, unless the Board determines otherwise.

Alternatively, the Board may determine that a Participant who receives an Award is deemed (as of the time of receipt) to have accepted the grant and agreed to the Rules (including applicable Schedules) and the terms set out in the notice of the grant of the Award. If this is the case, a Participant may reject his Award within 14 days of receiving the notice of grant of that Award (or such longer period as the Board permits or is otherwise required by law). If a Participant does so reject his Award, then immediately on such rejection that Award shall lapse or, in the case of Restricted Stock, the Shares under that Award shall be forfeited.

The Board may decide to deem that Awards lapse or in the case of Restricted Stock are forfeited if the Participant grossly negligently or intentionally violates his obligations resulting from his employment with his Employer, e.g. breach of confidentiality or any compliance issue with company policies.

6.	Cessation of Employment

6.1	Introduction

This Rule 6 applies where a Participant Ceases Employment.

Notwithstanding any other part of this Rule 6, the Board may, in its discretion with no obligation to do so, allow (on such terms as the Board decides) a greater proportion of a Deferred Share Bonus Award to Vest and/or to accelerate the time at which Vesting occurs.

In the event that Compulsory Deferred Share Bonus Awards are outstanding pursuant to Rule 6.3 and the Participant dies prior to the Vesting of those Awards, then Rule 6.4 shall apply.

6.2	General

Unless Rules 6.3, 6.4 or 6.6 apply, a Deferred Share Bonus Award (or any proportion of a Deferred Share Bonus Award) that has not Vested will lapse or be forfeit on the day the Participant Ceases Employment

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

6.3	Leaving in special circumstances – Compulsory Deferred Share Bonus Awards

If a Participant Ceases Employment because of:

(a)	Retirement with the agreement of the Participant’s Employer;

(b)	termination of employment by the Participant’s Employer (whether or not by notice) other than for misconduct or poor performance

(c)	his employer ceasing to be a member of the Company;

(d)	the business for which the Participant works is transferred to a person which or who is not a member of the Company; or

(e)	any other reason if the Board so decides,

his Compulsory Deferred Share Bonus Award shall Vest on the Vesting Date provided that the Board may determine in the case of leaving for reasons set out in Rule 6.3(d) or Rule 6.3(e) that some or all of the Awards held by relevant Participants shall be exchanged in accordance with Rule 7.2 (exchange of awards).

6.4	Cessation of Employment as a result of death or disability – Compulsory Deferred Share Bonus Awards

If a Participant Ceases Employment as a result of his death or disability then Compulsory Deferred Share Bonus Awards held by that Participant shall Vest immediately on such cessation.

In case of a Participant’s death or disability, upon notice to the Company himself or his personal representative or successor in title shall be entitled to, if any, the payment of the annual incentive. Settlement of this incentive to the Participant or his personal representative or successor in title excludes any other potential claims of the Participant’s estate with regards to the Plan.

6.5	Lapse or forfeiture of Compulsory Deferred Share Bonus Awards on joining a Competitor

Where Rule 6.3 applies such that Compulsory Deferred Bonus Awards are retained by the Participant following Cessation of Employment, in the event that the Participant, in the period commencing on such cessation and ending immediately following the relevant Vesting Date becomes an employee or director of (or otherwise provides services to) a Competitor then Compulsory Deferred Share Bonus Awards held by that Participant shall immediately lapse (or on the case of Restricted Stock shall be immediately forfeited).

Notwithstanding the foregoing, if the Participant Ceases Employment under Rule 6.3 and subsequently becomes a non-executive director of a Competitor – excluding those within the Company's comparator peer group in the global healthcare industry, as listed in Schedule A of the Novartis AG Long Term Incentive Plan – the Participant’s Compulsory Deferred Share Bonus Awards shall not lapse (or, in the case of Restricted Stock, shall not be forfeited). This exception applies solely and exclusively to this expressly defined circumstance.

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

6.6	Cessation of Employment – Voluntary Deferred Share Bonus Awards

If a Participant Ceases Employment for any reason his Voluntary Deferred Share Bonus Awards shall Vest immediately on such cessation.

6.7	Assignments and Transfers

If a Participant is sent on an international assignment or is transferred to another entity within the Company, this will not be considered as Ceasing Employment under the Plan. The treatment of assignments and transfers is subject to the rules of the “Internal Transfer Policy for Share plans”.

7.	Corporate events

7.1	Change of Control prior to the Vesting Date

(a)	Compulsory Deferred Share Bonus Awards

If a Change of Control occurs or is anticipated to occur prior to the Vesting Date of a Compulsory Deferred Share Bonus Award then each such Award shall Vest on the Change of Control or at such earlier point as the Board shall determine.

Alternatively, the Board may determine that some or all Deferred Share Bonus Awards will be automatically exchanged under Rule 7.2 or may allow Participants to choose Vesting and/or exchange.

(b)	Voluntary Deferred Share Bonus Awards

If a Change of Control occurs or is anticipated to occur prior to the Vesting Date of a Voluntary Deferred Share Bonus Award then each such Award shall Vest on the Change of Control or at such earlier point as the Board shall determine.

7.2	Exchange of Deferred Share Bonus Awards

If a Deferred Share Bonus Award is exchanged, then:

(a)	the exchanged award will be in respect of or by reference to shares in any company determined by the company offering the exchange;

(b)	the exchanged award shall have equivalent terms to those of the Deferred Share Bonus Award that was exchanged;

(c)	the exchanged award will be subject to the Plan as it had effect in relation to the old Deferred Share Bonus Award immediately before the exchange;

(d)	with effect from the exchange, the Rules will apply as if references to Shares are references to shares over which the exchanged award has been granted;

(e)	the Rules shall apply with such other adjustments as the Board may decide.

7.3	Demerger, variations of share capital and other corporate events

If the Board becomes aware that the Company is or is expected to be affected by any variation of share capital, rights issue, sub-division, consolidation or reduction of share capital, demerger, distribution (other than an ordinary dividend), liquidation or other event (other than a Change of Control) which, in the opinion of the Board, could affect the current or future value of Shares, the Board may:

(a)	adjust Deferred Share Bonus Awards in such manner as it considers appropriate;

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

(b)	allow Deferred Share Bonus Awards (for all or some Participants) to Vest in whole or in part, subject to any conditions that the Board may impose;

(c)	require some or all Deferred Share Bonus Awards to be exchanged under Rule 7.2.

8.	Participant rights and obligations

The rights and obligations of a Participant under the terms of his or her office, employment or contract are not affected by becoming a Participant. These Rules do not form part of, and will not be incorporated into, any contract between a Participant and any member of the Company.

Participants do not have any right to continued employment with the Company as a result of participating in the Plan, nor are they entitled to any compensation or damages if any benefit under the Plan is reduced or cancelled as a result of applying the Rules.

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Eligible Employee or a Participant.

9.	Clawback

Participants must adhere at all times to applicable laws, the Articles, the Company’s organizational regulations, the Code of Ethics, and all applicable Company, Company or Employer policies, procedures and guidelines. If, in the reasonable opinion of the Board, a Participant fails to comply with any such laws, Articles, regulations, Code of Ethics, policies, procedures and/or guidelines in all material respects then the Board may determine that:

(a)	all or any of a Deferred Share Bonus Award (whether Vested or unvested) held by the Participant will lapse or be forfeit;

(b)	all or any amount of cash received (on a gross basis) under any Deferred Share Bonus Award be paid to the Company (or such other member of the Company as the Board may determine);

(c)	all or any of a Participant’s Shares or ADIs transferred to him under the Plan following the Vesting of Deferred Share Bonus Awards will be forfeit and must be transferred to the Company; and

(d)	the Participant must pay the Company (or such other member of the Company as the Board may determine) gross proceeds from the sale of some or all of the Shares or ADIs transferred to him following the Vesting of Deferred Share Bonus Awards.

Furthermore, all Executive Officers, as defined in the Novartis AG Policy Governing the Recovery of Erroneously Awarded Compensation (“Policy”), which has been adopted by the Board of Directors of Novartis AG to comply with the requirements of United States Securities and Exchange Commission Rule 10D-1 and Section 303A.14 of the New York Stock Exchange Listed Company Manual, will be subject to all of the terms and conditions of that Policy, as amended from time to time.

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

10.	Tax, social security and other charges

The Participant indemnifies each member of the Company against all taxes, social security contributions and other levies for which he is responsible that arise in connection with any Deferred Share Bonus Award (together “Taxation”).

The Company and any employer may make such arrangements it considers necessary to meet any liability to pay or account for Taxation (including selling sufficient Shares to meet such liability and accounting for the proceeds of sale to the Company or the Participant’s employer or making deductions from any cash sum payable to the Participant). The Participant will promptly do all things necessary to facilitate any such arrangements and payment of cash. Vesting and the transfer of Shares to him can be delayed until he does so.

11.	Transfer of Deferred Share Bonus Awards

Unless specifically permitted under the Plan or with the prior written consent of the Board, Deferred Share Bonus Awards or any rights in respect of any such Awards may not be transferred, assigned or otherwise disposed of. If Deferred Share Bonus Awards (or any rights in respect of Deferred Share Bonus Awards) are transferred, assigned or otherwise disposed of or if the Participant becomes bankrupt, they shall lapse or be forfeit immediately.

12.	Company documents

The Company may (but need not) send to any Participant any documents which the Company sends to its shareholders.

13.	Board’s powers

The exercise of any power or discretion, including refraining from exercise, of the Board concerning the Plan or any Award is absolute and unlimited and may be reasonably exercised at any time, subject always to the principle of good faith. When the Board exercises any of its powers or discretions in a way that will impact a Participant, the Board may (but need not) inform the relevant Participant in such manner as the Board shall determine.

Any decision of the Board in connection with the Plan, the interpretation of the Plan and any related documents and in connection with any dispute relating to the Plan will be final and binding.

The Board decided to delegate the following powers with regard to the Plan to the Employer who decides after consultation with the Global Rewards &/or Global Legal teams at their discretion:

(a)	with reference to section 5 (Lapse of forfeiture of awards)

(b)	with reference to section 6.4 (Cessation of employment as a result of Death or disability)

(c)	with reference to section 9 (Clawback)

The Board decided to delegate the implementation and execution of the Plan, including making non-material changes to the Rules themselves, to the Global Rewards &/or Global Legal teams.

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

14.	Administration and regulations

14.1	The Plan shall be administered by the Board.

14.2	The Board may make and vary regulations and policies for the administration and operation of the Plan.

14.3	The Board has the right to delegate its powers related to this Plan.

15.	awards not pensionable etc.

For the avoidance of doubt, any growth in value from the Grant Date of Deferred Share Bonus Awards under the Plan (or the Shares or ADIs comprising such Awards) is not pensionable and does not count in relation to the calculation of benefit under programmes such as life cover, income protection or continuation, medical or such other benefits as the Board may determine.

16.	Notices

Any notice or other communication under or in connection with the Plan may be given:

(a)	by the Company to an Eligible Employee or Participant either personally or sent to him at his place of work by electronic mail or other electronic means (including the internet or the intranet) or by post addressed to the address last known to the Company (including any address supplied by the relevant member of the Company) or sent through the Company's internal postal service; and

(b)	to the Company, either personally or by post to the Company secretary.

Items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting. Items sent by electronic mail or other electronic means shall be deemed to have been received at the expiration of 24 hours from when they were sent.

The Board may decide the accept notices given by Participants if received after any time stipulated for receipt.

17.	Data protection

Each Participant agrees to the receipt, holding and processing of information in connection with a Deferred Share Bonus Award and the general administration of the Plan by the Company and any of their advisers or agents and to the transmission of any such information outside of the European Economic Area (including, without limitation, to Switzerland and to the United States of America). Each Participant acknowledges that the EU Commission considers that the United States of America (and various other jurisdictions) do not have adequate data protection laws.

18.	Schedules to the plan

The Board may establish such schedules to the Rules as it considers necessary or appropriate. Such schedules may be included in the Plan so as to apply special rules to categories of Eligible Employees and/or to constitute sub-plans to the Plan for Eligible Employees outside Switzerland.

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

19.	Amendment and termination of the plan

The Board may at any time change the Plan (including amending or adding schedules to the Plan) in any way. Changes may affect Deferred Share Bonus Awards already granted provided always that, unless the change is required by law, no such change may be made which is to the material disadvantage of a Participant without that Participant’s prior written consent.

The Board shall give notice of any changes to any Participant.

The Board may terminate the Plan at any time. Termination will not affect existing Deferred Share Bonus Awards.

20.	Compliance with law and articles of incorporation

20.1	Compliance with Law etc

The Plan is subject to all applicable laws and the Company’s Articles. If such law or the Articles require, the terms of any provision of the Plan and any Award (including any outstanding Award) shall be interpreted and/or amended and applied to the extent required to comply fully with such law or the Articles.

20.2	Minder Initiative

The Plan, in particular, is subject to any mandatory provisions of Swiss law pertaining to compensation of governing bodies derived from article 95 paragraph 3 of the Swiss Federal Constitution (the “Minder Initiative”). Any interpretation and/or amendment necessary in respect of any provision of the Plan or any Award as a result of applicable law and/or the Articles to the detriment of the Participant shall not give rise to any claims by or other rights whatsoever of the Participant. This applies in particular if the annual general meeting of the Company does not approve the compensation of the Participant which is subject to approval under the Minder Initiative.

20.3	US Code Section 409A

If a Participant (other than a Participant whose benefits are provided under the United States Schedule) is subject to the United States Internal Revenue Code (“US Code”) (a “US Participant”), and if benefits under this Plan for such US Participant are not exempt from US Code Section 409A, it is intended that to the maximum extent permitted under all applicable law this Plan will be interpreted and administered to conform to the requirements of US Code Section 409A as they apply to such US Participant.

20.4	Voluntary Participation

By accepting any award or grant of securities under this Plan, Participants shall be deemed to represent and warrant to the Company that such Participant’s participation in the trade and acceptance of such securities is voluntary and that such Participant has not been induced to participate by expectation of engagement, appointment, employment or continued engagement, appointment or employment, as applicable.

21.	Applicable law

The Plan is governed by and construed in accordance with the laws of Switzerland, under express exclusion of any provisions of conflict of laws.

The Board may resolve conclusively all questions of fact or interpretation concerning the Plan and has the authority to resolve any dispute of any kind that arises under or in connection with the Plan. In the event a dispute escalates to require resolution by a court, the dispute will exclusively be resolved by the Courts of Basel, Switzerland.

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

22.	Definitions and interpretation

In this Plan, unless otherwise required by the Rules:

22.1	Definitions

ADIs means American depositary instruments being either American Depositary Shares or American Depositary Receipts of the Company as specified in the Grant Notice.

Annual Incentive Award means an award or rights to participate under the Annual Incentive Plan or any other annual bonus arrangement as the Board shall determine.

Annual Incentive Plan means the rules of a cash-based incentive plan established by the Board on January 22, 2014 which operates in conjunction with the Plan.

Articles means the articles of incorporation of the Company as amended from time to time.

Award means a Deferred Share Bonus Award.

Board means the Company’s Board of Directors or, to the extent permitted by applicable law, the Board’s delegate or, following a Change of Control, those persons who comprised the Board immediately prior to such Change of Control.

Cessation of Employment occurs, for the purposes of the Plan, when a Participant ceases to hold an office or employment with the Company PROVIDED THAT a Participant will not be treated as Ceasing Employment in circumstances in which that Participant is on a leave of absence where the Participant’s right to re-employment is guaranteed either by statute or contract and employment is not otherwise terminated during such leave of absence (in which case the participant will Cease Employment at the time of such termination) and similar terms, such as “Ceases Employment” or “Ceasing to be Employed”, shall be construed accordingly.

Change of Control means any of the following:

(a)	any person or group of persons who are acting together purchases or otherwise becomes the beneficial owner or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately or subject to passage of time or other conditions) of voting securities representing more than 50% of the combined voting power of all outstanding securities of the Company;

(b)	the Company’s shareholders approve an agreement to merge or consolidate the Company with or into another corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are or will be owned by the former shareholders of the Company;

(c)	the shareholders of the Company approve the sale of all or substantially all of the Company’s business and/or assets to a person or entity which is not a member of the Company,

provided that an Internal Reorganisation shall not be a Change of Control.

Competitor has the same meaning as under the Novartis AG Long Term Incentive Plan.

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

Compulsory Deferred Share Bonus Award means a Deferred Share Bonus Award which the Participant must accept in respect of his Annual Incentive Award (or part thereof).

Company means Novartis AG.

Dealing Day means a day on which the Swiss Exchange (SIX) or, in relation to ADIs, the national securities exchange in the US on which ADIs are listed, is open for business.

Dealing Restrictions means restrictions on the dealing in Shares or the grant of Awards imposed by any law, regulation or Code of Practice (including the Novartis Global Insider Trading Policy, as amended or replaced from time to time) or otherwise.

Deferred Share Bonus Award means an award under the Plan (and includes both Compulsory and Voluntary Deferred Share Bonus Awards).

Determination Date means the date after the Performance Period has ended on which the Board determines whether (and to what extent) a cash amount is payable to a Participant under the Annual Incentive Plan having regard to the relevant Performance Targets.

Dividend Equivalents means a right to cash or Shares as described in Rule 3.

Eligible Employee means any member of the Executive Committee and the Corporate Executive of the Company or any employee or group of employees of the Company as the Board shall determine.

Employer means the member of the Company by or in which the Participant is or, where the context so admits, was an office holder or employed.

Grant Date means the date a Deferred Share Bonus Award (as the context requires) is made.

Grant Notice means a grant notice provided to a Participant in accordance with the Rules.

Grant Period means the period of 42 days commencing:

(a)	the Dealing Day immediately following the day on which the Company announces results for any period;

(b)	the day on which the Company’s annual general meeting is held;

(c)	any day on which the Board resolves that exceptional circumstances exist which justify the making of an Award.

Internal Reorganisation means any event, offer, scheme, share purchase, merger or arrangement whereby:

(a)	a Change of Control occurs; and

(b)	immediately afterwards the share capital of the company then controlling (whether directly or indirectly) the Company is owned substantially by the same persons who were shareholders of the Company immediately prior to such event, scheme or arrangement in substantially the same proportions.

Lock-In Period has the meaning set out in Rule 4.8.

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

Market Value means in relation to a Share or ADI (as appropriate) on any given day:

(a)	if the Shares are admitted to trading on the Swiss Exchange (SIX) an amount equal to the closing price on that day (or if there is no such price on that day the last preceding day for which such price is available);

(b)	if the ADIs are listed on a national securities exchange in the US an amount equal to the closing price on that day (or if there is no such price on that day the last preceding day for which such price is available);

(c)	if the Shares are not admitted to trading on the Swiss Exchange (SIX) or the ADIs are not listed on a national securities exchange in the US, then such value as is determined by the Board.

Participant means an Eligible Employee who is selected by the Board to participate in the Plan and is employed by the Company at the Grant Date.

Plan means the Novartis AG Deferred Share Bonus Plan.

Restricted Stock means an award of Shares subject to restrictions in accordance with the Plan.

Restricted Stock Units means a right to receive Shares or cash under the Plan (but subject to Rule 4.9 (cash and ADI alternative)).

Retirement means the Cessation of Employment after having attained retirement age according to applicable local law, if any, in the Participant’s country of employment, or early retirement according to local laws as approved by the employing entity; or at discretion of the Board of Directors the Cessation of Employment as a result of a mutual agreement (as approved by the employing entity) with immediate receipt of a retirement benefit.

Rules mean the rules of the Plan (including all Schedules).

Schedule means a schedule to the Rules.

Service means the period of continuous employment with the Company ending with the relevant Cessation of Employment for the purposes of the Plan PROVIDED ALWAYS THAT the Board may determine that prior periods of employment with the Company and/or periods of employment with entities outside the Company (but which are subsequently acquired by the Company) may be taken into account.

Share means a registered share of the Company with a par value of CHF -.50 or in the case of SARs, notional Shares.

Stock Appreciation Rights or SARs means an award under the Plan, the future value of which is based on the increase in the value of Shares (from the base value set by the Board at the time an Award is made) which notionally comprises each SAR from the relevant Grant Date.

Vesting means:

(a)	in the case of Restricted Stock Units, a Participant being entitled to receive Shares or cash;

(b)	in the case of Restricted Stock, restrictions under the Plan ceasing to apply;

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

(c)	in the case of SARs, a Participant being entitled to receive a cash sum based on the growth in value of the notional Shares comprising the Deferred Share Bonus Award,

and “Vest” shall be construed accordingly.

Vesting Date means the date an Award vests as determined by the Board and specified in the Grant Notice or otherwise as required under the Rules.

Vesting Period means the period between the date on which an Award is granted and the Vesting Date.

Voluntary Deferred Share Bonus Award means a Deferred Share Bonus Award which is made as a result of the Participant voluntarily electing to receive his Annual Incentive Award (or part thereof) in the form of an award under this Plan.

22.2	Interpretation

Unless the context requires otherwise: words importing the singular include the plural and vice versa; the word “includes” is not a word of limitation; the masculine includes the feminine and vice versa, headings and boldings are for convenience only and do not affect the interpretation of these Rules.

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

SCHEDULE 1
PARTICIPANTS WHO ARE OR BECOME MEMBERS OF THE ECN

1.	Application of this Schedule

This Schedule shall apply to:

(a)	Deferred Share Bonus Awards granted to any Participant who at the relevant Grant Date is a member of the ECN; and

(b)	Deferred Share Bonus Awards granted to any Participant who, after the relevant Grant Date, becomes a member of the ECN.

Where this Schedule applies relevant Deferred Share Bonus Awards shall be subject to all the provisions of the Novartis AG Deferred Share Bonus Plan save as modified below.

2.	Definitions

For the purposes of this Schedule the following definition shall apply:

“ECN” means the Executive Committee of Novartis AG (including permanent attendees to that committee).

“Retirement” means the Cessation of Employment after:

(a)	having attained age 58 or older, or

(b)	in respect of those Participants who satisfied the Rule of 60 at December 31, 2015, having attained 55 or older and having completed as at least 10 years of Service.

“Rule of 60” the sum of the Participant’s age plus Service being equal to 60 or more. For the purposes of this definition the Participant’s age and his Service shall be whole calendar years as at December 31, 2015.

3.	Lapse or forfeiture of Deferred Share Bonus Awards

The words “Subject to Board determination otherwise,” at the start of Rule 5 shall not apply.

4.	Cessation of Employment – introduction

The second paragraph of Rule 6.1 shall not apply.

5.	Leaving in special circumstances

5.1	Rule 6.3(f) shall not apply.

5.2	Immediately following Rule 6.3 the following shall be added as Rule 6.3A:

“In determining whether to approve Retirement under Rule 6.3(a), the Board shall take into consideration the Participant’s satisfaction of certain conditions, including:

(a)	whether the Participant is leaving the Company in good standing and not for cause (for example because of dishonesty, misconduct, gross negligence, violation of this employer’s code of ethics or similar reason);

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

(b)	whether the Participant has returned to his Employer all company property in his possession at his termination;

(c)	whether the Participant has cooperated with his Employer in the orderly handover and transition of his duties and responsibilities prior to his date of termination;

(d)	whether the Participant has given his written commitment that for one year following his termination he will not work for a Competitor and he will refrain from soliciting other employees of the Company to terminate their employment; and

(e)	whether the Participant has affirmed his obligation not to disclose confidential information he received during his employment with the Company and to refrain from using any such information for any purpose not in Company’s business interests.”

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

SCHEDULE 2
UNITED STATES

1.	Application of this Schedule

When Deferred Share Bonus Awards under the Plan are to be granted the Board may determine that this Schedule applies, in which case such Awards shall be subject to all the provisions of the Novartis AG Deferred Share Bonus Plan save as modified below.

ADIs subject to the Deferred Share Bonus Awards under the Plan are intended to be registered under the United States Securities Act of 1933.

2.	Grant of Deferred Share Bonus Awards – Shares subject to the Plan

(a)	Subject to Rule 7.3, the aggregate number of ADIs made subject to Deferred Share Bonus Awards under this Schedule may not exceed 2,780,000, plus any ADIs that were not issued under the Plan as of January 1, 2021; plus any ADIs subject to outstanding Awards under the Plan as of January 1, 2021 that on or after January 1, 2021 cease for any reason to be subject to such Awards.

(b)	Such ADIs shall be deemed to have been used in payment of Deferred Share Bonus Awards whether they are actually delivered or the market value equivalent of such ADIs is paid in cash. In the event any Deferred Share Bonus Award is surrendered or terminated, or expires or is forfeited, the number of ADIs no longer subject thereto shall thereupon be released and shall thereafter be available for new Deferred Share Bonus Awards under this Schedule.

(c)	ADIs comprising Deferred Share Bonus Awards under this Schedule or delivered by the Company in settlement of Deferred Share Bonus Awards under this Schedule may be derived from authorised and unissued Shares or from Shares or ADIs held in the treasury of the Company or may be purchased on the open market or by private purchase.

3.	Definitions

For the purposes of this Schedule the following definition shall apply:

“Retirement” means the Cessation of Employment after having attained age 55 or older and having completed at least 10 years of Service.

4.	Stock Appreciation Rights

SARs granted under this Schedule shall be subject to such terms and conditions, not inconsistent with the Plan, as the Board may impose, including, but not limited to, the following:

(a)	SARs with Participant discretion to exercise

(i)	Base Value. The Base Value for SARs per ADI subject to a SAR shall not be less than 100% of the market value of an ADI at the Grant Date.

(ii)	Payment on exercise. On the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of ADIs subject to the SAR multiplied by the excess, if any, of the market value of one ADI on the exercise date over the Base Value.

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

(iii)	Market value. For the purposes of SARs subject to this Schedule, “market value” in paragraphs 4(a)(i) and 4(a)(ii) of this Schedule on a given date means:

(aa)	if the ADIs are listed on a national securities exchange in the United States, the closing sale price reported as having occurred on the primary exchange with which the Shares are listed and traded (currently the New York Stock Exchange) on such date or, if there is no such sale on that date, then the last preceding date on which such a sale was reported;

(bb)	if the ADIs are not listed on any national securities exchange but is quoted on the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the trade price of the last sale reported on such date or, if there is no such sale on that date, then the last preceding date on which such a sale was reported; or

(cc)	if the ADIs are not listed on a national securities exchange nor quoted on NASDAQ, on a last sale basis the amount determined by the Board to be the fair market value based upon a good faith attempt to value the Shares accurately.

(iv)	Dividend Equivalents. If the Board designates Dividend Equivalents to apply to SARs pursuant to Rule 4.3(a), such accumulated Dividend Equivalents shall be paid to the Participant immediately upon Vesting.

(v)	No deferral of proceeds. Pursuant to the limitations of the United States Treasury Regulation Section 1.409A-1(b)(5)(i)(B)(3), a Participant may not defer the proceeds of the exercise of a SAR.

(b)	SARs without Participant Discretion to exercise

If a SAR is granted with a fixed exercise date and the Participant has no discretion to exercise the SAR, Participants may elect to defer the payment of the proceeds of the automatic exercise of the SAR, and any accumulated Dividend Equivalents, to the date later than the payment date specified in the Deferred Share Bonus Award provided that the Participant makes such deferred election either as an initial deferral under United States Treasury Regulation Section 1.409A-2(a) or pursuant to the subsequent deferral provisions of United States Treasury Regulation Section 1.409A-2(b). The Board shall determine whether such deferral is in the form of Shares (ADIs) or cash. If deferrals are in Shares (ADIs), unless otherwise directed by the Board such Shares (ADIs), and any accumulated Dividend Equivalents, shall be delivered upon such deferred payment date. If the deferrals are in cash, the cash proceeds of such automatic exercise of the SARs shall be transferred into the applicable non-qualified deferred compensation plan of the Company entity which employs the Participant.

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

5.	Consequences of Vesting – Restricted Stock Units

5.1	Participants may elect to defer the payment of Restricted Stock Units, and any accumulated Dividend Equivalents, to the date later than the payment date specified in the relevant Deferred Share Bonus Award provided that the Participant makes such a deferred election either as an initial deferral under United States Treasury Regulation Section 1.409A-2(a) or pursuant to the subsequent deferral provisions of United States Treasury Regulation Section 1.409A-2(b). The Board shall determine whether such deferral is in the form of Shares (ADIs) or cash. If deferrals are in Shares (ADIs), unless otherwise directed by the Board, such Shares (ADIs), and any accumulated Dividend Equivalents, shall be delivered from this Plan upon such deferred payment date. If deferrals are in cash, the cash proceeds of such Awards shall be transferred into the applicable non-qualified deferred compensation plan of the Participant’s employing Company in the United States.

5.2	Rule 4.3 shall be amended by inserting the underlined words below:

“As soon as practicable after the Vesting (but no later than the 15th day of the third calendar month after the Vesting) the Company shall transfer the number of Shares (or pay a cash sum if the Board has determined that the RSU is to be settled in cash) in respect of which the Deferred Share Bonus Award has Vested to the Participant”.

6.	Corporate Events

Should the Board determine that adjustments be made to Deferred Share Bonus Awards under Rule 7, any such adjustments or modifications must be made in a manner which is consistent with the provisions of section 409A of the United States Internal Revenue Code (“Code Section 409A”).

7.	Code Section 409A

7.1	Notwithstanding anything under the Plan to the contrary, to the extent applicable, it is intended that the Plan as it applies to Participants shall comply with the provisions of Code Section 409A and the Plan and all applicable Deferred Share Bonus Awards be construed and applied in a manner consistent with this intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a separation from service of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Participant’s death), occurring while the Participant shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company (as limited by Code Sections 414(b), (c), (m) and (o)), shall not be paid until the earlier of:

(a)	the date that is six months following such separation from service; or

(b)	the date of the Participant’s death following such separation from service.

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

7.2	Notwithstanding any provision of the Plan to the contrary, to the extent that a Deferred Share Bonus Award constituting a “deferral of compensation” subject to Code Section 409A shall be deemed to be vested or restrictions lapse upon the occurrence of a Change of Control, and if such Change of Control does not constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)), then even though such Award may be deemed to be vested or restrictions lapse, payment will only be made to the extent necessary to comply with the provisions of Code Section 409A, to the United States participant on the earliest of:

(a)	the United States participant’s separation from service, the date payment otherwise would have been made pursuant to the regular payment terms of the Award; or

(b)	the Participant’s death.

SCHEDULE 3
RETENTION SHARE BONUS AWARDS

1.	Application of this Schedule

The Rules of the Novartis AG Deferred Share Bonus Plan shall apply to an award granted in the form of a Retention Share Bonus Award granted or to be granted under this Schedule as if it were a Compulsory Deferred Share Bonus Award, except as set out in this Schedule. Where there is any conflict between the Rules and this Schedule, the terms of this Schedule shall prevail.

2.	Definitions

For the purpose of this Schedule the following definition shall apply:

“Initial Conditions”	means the condition or conditions determined by the Board and applicable to the calculation of the Initial Value.

“Initial Period”	means the period over which the Initial Conditions are measured, as determined by the Board.

“Initial Value”	means the notional cash values applicable to the Participant and attributable to a Retention Share Bonus Award as at the expiry of the applicable Initial Period.

“Retention Share Bonus Award”	means an Award granted under this Schedule to the Plan.

3.	Determination of Retention Share Bonus Award

For the purposes of this Schedule, Rule 2.1 shall not apply and shall be replaced by the following:

“(a)	The Board may determine that an Award will be provided to the participant in the form of a Retention Share Bonus Award.

(b)	Where the Board determines that a Participant shall be granted a Retention Share Bonus Award, it shall also determine:

(i)	the minimum, target and maximum Initial Value; and

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

(ii)	the Initial Conditions applicable to such Initial Value (unless the Board has delegated setting such conditions, in which case they shall determine the overall structure, approach and principles to be applied).”

4.	Determining the number of shares or ADIs subject to a Retention Share Bonus Award

For the purposes of this Schedule, Rule 2.4 shall not apply and shall be replaced by the following:

“(a)	Following the expiry of the Initial Period, the Board shall grant a Retention Share Bonus Award. The number of Shares or ADIs subject or linked to such Award (“X”) shall be determined by the Board as follows:

X =	A
B

Where:

A	subject to adjustments below, is the Initial Value as adjusted by the Board to take into account the satisfaction or otherwise of the Initial Conditions following the expiry of the Initial Period; and

B	is Market Value of a Share or ADI (as appropriate) as at such date as the Board may determine as soon as practicable following the expiring of the Initial Period rounded up, where necessary, to the nearest whole Share or ADI, provided that the Board may apply such other method of calculation as it may determine from time to time.

(b)	If during the Initial Period the Participant’s role and/or responsibilities have been altered, then:

(i)	A (as determined in Rule 2.4(a) above) may, at the discretion of the Board and in such manner as the Board may determine from time to time, be adjusted to reflect such alteration in role and/or responsibilities;

(ii)	the Board may, at its discretion, determine that any or all of A (where relevant, as adjusted in accordance with Rule 2.4(b)(i)) is paid in cash, subject to the appropriate deductions, to the Participant as soon as practicable following determination of the cash sum payable. In this event, A in Rule 2.4(a) shall be that part of A not settled in accordance with this Rule 2.4(b)(ii);

(c)	In the event that Rule 2.4(b)(ii) applies and any part of the Initial Value is settled in accordance with that Rule, then that Participant shall have no right to receive any further benefit or payment or to receive Shares or ADIs in respect of that of the Initial Value.”

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

5.	Timing of Retention Share Bonus Awards

For the purposes of this Schedule, Rule 2.5 shall not apply and shall be replaced by the following:

“Subject to any Dealing Restrictions which prevent Retention Share Bonus Awards being granted, the Board shall grant such Retention Share Bonus Awards as soon as practicable within the first Grant Period following the expiry of the Initial Period.”

6.	Vesting of Retention Share Bonus Awards

Immediately following Rule 4.1, the following shall be added as Rule 4.1A:

“To the extent that the Initial Conditions are not met, there shall be no entitlement to receive a Retention Share Bonus Award.”

7.	Leaving in special circumstances - Retention Share Bonus Awards

For the purposes of this Schedule, Rule 6.3 and Rule 6.4 shall apply where a Participant Ceases Employment following the expiry of the Initial Period but prior to the Vesting Date applicable to a Retention Share Bonus Award.

Immediately following Rule 6.3, the following shall be added as Rule 6.3A:

“(a)	If a Participant Ceases Employment during the Initial Period otherwise than because of a reason set out in Rule 6.3(a) to (e) or Rule 6.4 then the Participant shall have no right to receive any cash payment or a Retention Share Bonus Award.

(b)	If a Participant Ceases Employment during the Initial Period because of a reason set out in Rule 6.3(a) to (e) or Rule 6.4 then the Board shall, by reference to the Initial Value applicable to that Participant, determine the cash sum payable to the Participant as follows:

(i)	if the Participant, prior to Cessation of Employment, is not required to undertake employment duties for a defined period (“Garden Leave”) then in respect of that part of his Initial Value which relates to the applicable period of Garden Leave:

(aa)	that element of his Initial Value which is referable to individual conditions shall be settled at target; and

(bb)	that element of his Initial Value which is referable to business conditions shall be settled:

(A)	if, as at the date of Cessation of Employment, it is impractical to assess the relevant business conditions, at target; or

(B)	if, as at the date of Cessation of Employment, it is practical to assess the relevant business conditions, to the extent the Board determines having regard to the relevant business conditions up to the date of such cessation;

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter

(ii)	to the extent that (i) above does not apply then:

(aa)	if, as at the date of Cessation of Employment, it is impractical to assess the relevant conditions, at target; or

(bb)	if, as at the date of Cessation of Employment, it is practical to assess the conditions, to the extent the Board determines having regard to progress towards satisfying such conditions up to the date of such cessation,

PROVIDED ALWAYS THAT settlement of the Initial Value shall be reduced to take account of the proportion of the Initial Period during which the Participant was an Eligible Employee.

(c)	In the event that Rule 6.3A(b) applies and any part of the Initial Value is settled in accordance with that Rule, then that Participant shall have no right to receive any benefit or payment or to receive Shares or ADIs in respect of that Award.”

8.	Change of Control prior to the Vesting Date - Retention Share Bonus Awards

For the purposes of this Schedule, Rule 7.1(a) shall apply where a Change of Control occurs following the expiry of the Initial Period but prior to the Vesting Date applicable to a Retention Share Bonus Award.

Immediately following Rule 7.1(a), the following shall be added as Rule 7.1A:

“(a)	If a Change of Control occurs or is anticipated to occur during the Initial Period then the Initial Value shall vest on the Change of Control or at such earlier point as the Board shall determine and the Board shall determine the cash sum in respect of such Initial Value that is payable as follows:

(i) if, as at the date of the Change of Control, it is impractical to assess the Initial Conditions, at target; or

(ii) if, as at the date of the Change of Control, it is practicable to assess the applicable Initial Conditions, to the extent the Board determines having regard to progress towards satisfying such conditions up to the date of the Change of Control,

PROVIDED ALWAYS THAT payment shall be reduced to take account of the proportion of the Initial Period as has elapsed when the Change of Control occurs and during which the Participant was an Eligible Employee.

(b)	In the event that Rule 7.1A(a) applies and a Participant’s Initial Value is settled in accordance with that Rule, then that Participant shall have no further right to receive any benefit or payment or to receive Shares or ADIs in respect of that Award.”

Deferred Share Bonus Plan – January 22, 2014, and amended thereafter